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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 11-K

[x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year end December 31, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from_________________ to__________________

Commission file Number   0-10535

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          CITIZENS BANKING CORPORATION
                          AMENDED AND RESTATED SECTION
                                   401(k) PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          CITIZENS BANKING CORPORATION
                           One Citizens Banking Center
                            328 South Saginaw Street
                              Flint, Michigan 48502


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                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


Date   June 22, 1998                                   /s/ Gary P. Drainville
    --------------------------------                 ------------------------
                                                     Gary P. Drainville
                                                     Chairman, Pension/401(k)
                                                     Administration Committee

                                                       /s/  Kurt A. Schulze
                                                     ------------------------
                                                     Kurt A. Schulze
                                                     Secretary, Pension/401(k)
                                                     Administration Committee

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    Exhibit                                          EXHIBIT INDEX                    Form 11-K
      No.                                               Exhibit                        Page No.
----------------      ----------------------------------------------------------     -----------
       13             Citizens Banking Corporation Amended and Restated Section          (1)
                        401(k) Plan 1997 Annual Report
       23             Consents of Independent Accountants                                (1)
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(1)  Exhibit included on the following pages of this Annual Report on Form 11K filing.


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